Exhibit 10.33

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made and entered into as of December 17, 1999, by and between ProFlowers, Inc., a Delaware corporation (“Parent”), and Abe Wynperle, an individual (the “Executive”).

RECITALS

WHEREAS, the execution and delivery of this Agreement by Parent and the Executive is a condition to the closing of a merger (the “Merger”) on the terms and conditions set forth in that certain Agreement and Plan of Reorganization (the “Merger Agreement”) dated December 17, 1999, by and among Parent and Floral Acquisition Corp., a Delaware corporation, on the one hand, and Flower Farm Direct, Inc., a Florida corporation (the “Company”), and the Executive and Yuval Moed (as to Sections 8.1 and 8.2 and Article 9 of the Merger Agreement), on the other hand; and

WHEREAS, Parent and the Executive have determined that it is in their respective best interests to enter into this Agreement on the terms and conditions as set forth herein.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows (capitalized terms used herein and not expressly defined herein shall have the meanings assigned such terms in the Merger Agreement):

1. EMPLOYMENT TERMS AND DUTIES

1.1 Employment. Parent hereby employs the Executive, and the Executive hereby accepts employment by Parent, upon the terms and conditions set forth in this Agreement.

1.2 Duties. The Executive shall serve as President and Chief Operating Officer of Parent, with such powers and duties appropriate to such position as may be provided in the Bylaws of Parent, and as determined by the Board of Directors of Parent (the “Board”) from time to time. Such duties will include, without limitation, strategically developing Parent’s worldwide market and overseeing worldwide operations. During the term of his employment hereunder, the Executive shall devote his full working time and efforts to the performance of his duties to Parent and shall not be occupied with non-Parent activities during his working time or otherwise employed at any time during the term of this Agreement. The Executive shall be based in Boca Raton, Florida. The Executive shall at all times report directly to, and discharge his duties under the supervision and direction of, the Chief Executive Officer of Parent.

1.3 Term. The employment relationship between Parent and the Executive is expressly intended to be at will, and may be terminated by the Executive or Parent at any time, with or without cause, subject to the terms and conditions contained in Section 1.5 below. Upon termination of the Executive’s employment hereunder and subject to such Section 1.5 below, the Executive’s employment with Parent and Parent’s obligation to employ the Executive in any capacity shall cease in any and all manner.

1.4 Compensation and Benefits.

1.4.1 Base Salary. In consideration of the services rendered to Parent hereunder by the Executive and the Executive’s covenants hereunder and pursuant to that certain Non-Competition Agreement between Parent and Executive dated the date hereof (the “Non-Competition

Agreement”), including but not limited to, his covenants under Section 2 below, Parent shall, during the Executive’s employment hereunder (the “Employment Term”), pay the Executive a base salary at the annual rate of One Hundred Seventy-Five Thousand Dollars ($175,000) (the “Base Salary”). The Base Salary shall be payable in cash in accordance with the normal payroll practices of Parent then in effect. The Base Salary and all other forms of compensation paid to the Executive hereunder shall be subject to all applicable taxes required to be withheld by Parent pursuant to federal, state or local law. The Executive shall be solely responsible for income taxes imposed on the Executive by reasons of any cash or non-cash compensation and benefits provided by Parent pursuant to this Agreement. Beginning July 2000, the Base Salary shall be reviewed annually by the Board and shall be adjusted by the Board in good faith based upon Executive’s performance as measured against criterion mutually agreed upon between the Executive and the Chief Executive Officer. For fiscal year 1999, the Executive shall receive his Base Salary on a prorated basis for the period from the date of this Agreement to June 30, 2000.

1.4.2 Variable Compensation. For each fiscal year during the term of this Agreement, the Executive shall be eligible to receive an annual performance bonus (the “Bonus”) in the amount of ten percent (10%) of the Base Salary, payable within 90 days of the end of the fiscal year, based upon Parent’s operating results and accomplishment of certain strategic objectives as mutually determined between the Chief Executive Officer and the Executive, the achievements of which will be determined in good faith by the Board. For Fiscal Year 1999, the Bonus, if any, shall be prorated for the period from the date of this Agreement to June 30, 2000.

1.4.3 Stock Options. In addition to the Base Salary and any performance bonuses payable to the Executive hereunder, upon execution of this Agreement, the Executive shall be granted options (collectively referred to as the “Option”) to purchase up to 484,128 shares of Common Stock of Parent (the “Option Shares”) at a price equal to $1.27 per share of Common Stock for the first forty percent (40%) of Option Shares purchased and $2.54 per share of Common Stock for the remaining sixty percent (60%) of the Option Shares purchased, all on the same terms and conditions as are contained from time to time in Parent’s 1998 Stock Option/Stock Issuance Plan, as the same may be amended or replaced from time to time (the “Plan”). Subject to Section 1.6 hereof, the Option shall vest and become exercisable by the Executive as indicated in the Notice of Grant of Stock Option, a form of which is attached hereto as Exhibit A. The Executive may also be eligible for an additional grant of an Option when, in the discretion of the Board, the Executive has demonstrated superior performance. Subject to the provisions of Section 1.6 hereof, the Executive shall be entitled to and shall be afforded the same rights and benefits afforded from time to time to holders of stock options issued pursuant to the Plan (except to the extent such rights or benefits are specific to incentive stock options generally) as if the Option had been granted under the Plan. In the event that any such rights or benefits are not permitted by applicable law and regulations to be extended to the Executive, the Board shall take such actions as in its good faith judgment it deems equitable to compensate the Executive for the loss thereof. Notwithstanding the foregoing, in the event of any inconsistency between any provision of this Agreement and the terms and conditions of the Option set forth in any other agreement or instrument (including the Notice of Grant of Stock Option, the Stock Option Agreement and the Stock Purchase Agreement executed in connection with the Option), the provision that is most beneficial to the Executive shall control, except that with respect to the effect of the termination of the Executive’s employment, the provisions of this Agreement shall control for so long as it remains in effect.

1.4.4 Benefits Package. In addition to the Base Salary and the Options, during the Employment Term, the Executive shall be entitled to participation in any profit sharing plan, retirement plan, group life insurance plan or other insurance plan, medical expense plan or other benefit arrangement maintained by Parent for its senior executives generally and, if applicable, their family members.

1.4.5 Equipment. The Executive shall be entitled to the availability of a cellular phone, laptop computer and other office equipment as is made generally available to senior executives of Parent, which equipment shall remain the property of Parent.

1.4.6 Vacation. The Executive shall be entitled to three weeks of vacation per year, two weeks of which shall be paid vacation and one week of which shall be unpaid until Executive completes two years of service with Parent measured from the date hereof. After Executive completes two years of service (November             , 2001), the Executive shall be entitled to three weeks of paid vacation per year.

1.4.7 Expenses. Parent shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing his duties under this Agreement, which are consistent with Parent’s policies in effect from time to time with respect to parking fees, travel, entertainment and other business expenses, subject to Parent’s requirements with respect to reporting and documentation of such expenses. Parent shall also provide the Executive with a corporate credit card should Parent provide its senior management with similar credit cards.

1.5 Termination. The Executive’s employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the occurrence of any of the following, at the time set forth therefor (the “Termination Date”):

1.5.1 Voluntary Termination By Executive. Thirty (30) days following the Executive’s written notice to Parent of termination of employment; provided, however, that Parent may waive all or a portion of the thirty (30) days’ notice and accelerate the effective date of such termination (and the Termination Date) (termination pursuant to this Section 1.5.1 being referred to herein as “Voluntary Termination”);

1.5.2 Termination by the Executive for Good Reason. Immediately following written notice of termination for “Good Reason” (as defined below), specifying such Good Reason, given by the Executive (termination pursuant to this Section 1.5.2 being referred to herein as “Termination for Good Reason”), subject to the right of Parent to remedy the circumstances giving rise to the Good Reason within thirty (30) days of receipt of such notice, unless Parent shall three times previously have been given notice of, and cured, circumstances giving rise to Good Reason for termination hereunder, in which case Parent shall not have any right to cure pursuant to this Section 1.5.2. The Executive’s right to a Termination for Good Reason shall terminate immediately upon the third (3rd) anniversary of this Agreement. As used herein, “Good Reason” means:

(a) The Executive is assigned to any duties materially inconsistent with his position (including reporting relationships, status and titles), authority, duties or responsibilities with Parent, or the Executive’s position, authority, duties or responsibilities are materially diminished;

(b) Parent reduces the Executive’s Base Salary or level of benefits, as the same may be increased from time to time;

(c) Parent requires the Executive to be based at a location other than Boca Raton, Florida;

(d) Parent has otherwise breached any material provision of this Agreement; or

(e) At any time during the term of the Voting Agreement, the Executive is not elected to serve as a director on Parent’s Board of Directors as a result of a failure of one or more Parent stockholder who is a party to the Voting Agreement to vote his, her or its shares to elect the Executive as a director of the Parent’s Board of Directors pursuant to the terms of the Voting Agreement.

The Executive’s continued employment in a circumstance that constitutes “Good Reason” shall not constitute consent to that circumstance, or a waiver or any of the Executive’s rights under this Agreement.

1.5.3 Termination by Parent For Cause. Termination for Cause shall occur immediately following written notice of termination for “Cause” (as defined below), specifying such Cause, given by Parent (termination pursuant to this Section 1.5.3 being referred to herein as “Termination For Cause”). As used herein, “Cause” shall mean (i) a material breach of this Agreement by the Executive, which breach the Executive fails to remedy within 45 days of notice thereof, (ii) a breach of the Executive’s duty of loyalty to Parent or any act of dishonesty or fraud with respect to Parent, (iii) the conviction of the Executive of a felony, a crime involving moral turpitude or other act causing material harm to Parent’s standing and reputation or (iv) the Executive’s willful failure to perform his duties under this Agreement.

1.5.4 Termination Without Cause. Termination without Cause shall occur sixty (60) calendar business days following written notice of Termination without Cause given by Parent; provided, however, that the Executive may waive all or a portion of the sixty days’ notice and accelerate the effective date of such termination (and the Termination Date) (termination pursuant to this Section 1.5.4 being referred to herein as “Termination Without Cause”).

1.5.5 Other Remedies. Termination pursuant to Sections 1.5.1, 1.5.2 and 1.5.3 above shall be in addition to and without prejudice to any other right or remedy to which Parent or the Executive, as the case may be, may be entitled at law, in equity, or under this Agreement.

1.6 Effects of Termination.

1.6.1 Termination for Cause or Voluntary Termination. In the case of a Voluntary Termination in accordance with Section 1.5.1 or a termination of the Executive’s employment hereunder for Cause in accordance with Section 1.5.3, above at any time (i) the Executive shall not be entitled to receive payment of, and Parent shall have no obligation to pay any Bonus or any cash severance or similar compensation attributable to such termination other than Base Salary or Bonus earned but unpaid as of the Termination Date or otherwise as required by law, (ii) the Executive shall not be entitled to receive, and Parent shall have no obligation to grant, any additional Options to the Executive, nor shall any unvested Options as of the Termination Date thereafter vest and all of the Executive’s rights to such unvested Options shall terminate as of the Termination Date and (iii) except as otherwise set forth in this Section 1.6.1, Parent’s obligations under this Agreement shall immediately cease. Any Options vested in accordance with their terms as of the Termination Date shall thereafter be exercisable by the Executive in accordance with their terms.

1.6.2 Termination Without Cause Or For Good Reason.

(a) In the case of a termination of the Executive’s employment hereunder Without Cause in accordance with Section 1.5.4 or for Good Reason in accordance with Section 1.5.2 above, Parent shall pay the Executive, in addition to any salary or bonus earned but unpaid, an amount equal to his then applicable Base Salary for a period equal to twelve (12) months after the Termination Date (the “Severance Period”), plus an amount equal to the Bonus most recently paid or payable to the Executive, payable at the times and subject to the tax withholding specified in Section 1.4.1 above. In addition, all Options theretofore granted to the Executive shall vest and become exercisable immediately. During the Severance Period, Parent will continue to provide health insurance and other insurance benefits to the Executive that Parent was providing prior to the Termination Date.

(b) Notwithstanding anything to the contrary herein, Parent’s obligations under Section 1.6.2(a) above to (i) pay the Executive his Base Salary, (ii) continue to vest Options and (iii) provide the benefits provided pursuant to Section 1.4.5 above shall cease immediately in the event of the Executive’s breach of his obligations under Section 2 below, or, if applicable, the Executive’s breach of his obligations under the Non-Competition Agreement.

1.6.3 Termination Complete. It is expressly acknowledged by Parent and the Executive that, except as otherwise provided in Section 1.6, the provisions of Section 1.6 shall have the effect of eliminating all compensation (salary, bonuses, options and benefits) which would have been paid or available to, as well as duties and responsibilities which would have been required of, the Executive had such employment relationship not been terminated.

2. CONFIDENTIAL INFORMATION – NON-DISCLOSURE

2.1 Definition of Confidential Information. The Executive hereby acknowledges that during the Executive’s employment hereunder, the Executive will have access to, make use of, acquire, create, develop or add to certain confidential and proprietary information regarding Parent or any company owned by or affiliated with Parent (whether in existence prior to, as of or after the date hereof, including without limitation any confidential and proprietary information that Parent acquired from the Company under the Merger Agreement) (collectively, “Confidential Information”), which Confidential Information shall include, without limitation, all of the following materials and information (whether or not reduced to writing and whether or not patentable or protected by copyright): (i) any and all trade secrets concerning the business and affairs of Parent or the Company or any company owned by or affiliated with Parent, product specifications, data, procedures, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions, models, documentation, techniques, diagrams, flowcharts, new products and new technology information, product prototypes, product copies, manufacturing, development or marketing techniques, material development or marketing timetables, strategies and development plans, and ideas, past, current and planned research and development, current and planned manufacturing and distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, market studies, business plans, computer software and programs (including object code and source code), computer software and database technologies and information (including without limitation confirmed sales transactions, buyer and seller information, listings, space availability and tenant and lease comparables), systems, structures and architectures (and related processes, formulae, compositions, improvements, devices, know-how, inventions, discoveries, concepts, ideas, designs, methods and information) of Parent or the Company or any company owned by or affiliated with Parent, including but not limited to information related to the customers, suppliers or personnel of such members of Parent or the Company or any company owned by or affiliated with Parent, and any other information, however, documented, of Parent or the Company or any company owned by or affiliated with Parent, that is a trade secret within the meaning of any and all applicable state and federal trade secret laws; (ii) any and all non-public financial information concerning the business and affairs of Parent or the Company or any company owned by or affiliated with Parent (which includes historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, the names and backgrounds of key personnel, methods and materials describing personnel training and techniques, and compensation and benefit data), however documented; and (iii) any and all notes, analysis, compilations, studies, summaries, and other material prepared by or for Parent or the Company or any company owned by or affiliated with Parent, containing or based, in whole or in part, on any information included in the foregoing. The parties hereto agree that the failure of any Confidential Information to be marked or otherwise labeled as confidential or proprietary information shall not affect its status as Confidential Information. Notwithstanding the foregoing, Confidential Information shall not include (1) any information which is generally known to the public or to companies in businesses similar to Parent or the Company, (2) any information which later, through no act of the Executive becomes generally known, (3) any information known to the Executive prior to his association with the Company, except (i) any such information which is a trade secret of the Company, Parent or Parent’s subsidiaries or (ii) the tangible form, belonging to the Company, Parent or Parent’s subsidiaries, in which such information is expressed, (4) any information which becomes known to the Executive from a third party that is not under a duty to Parent or the Company not to disclose such information, or (5) any information required to be disclosed by the Executive pursuant to a subpoena or court order, or pursuant to a requirement of a governmental agency or law of the United States of America or a state thereof or any governmental or political subdivision thereof, provided that, with respect to this subsection (5), (a) the Executive will use reasonable efforts to provide Parent with prior written notice of such disclosure in order that Parent may attempt to obtain a protective order or the assurance of confidential treatment and (b) the Executive will cooperate with Parent in attempting to obtain such order or assurance.

2.2 The Executive Covenant. In consideration of Parent’s entering into this Agreement and providing the Base Salary, the bonuses and other benefits to the Executive, and further in consideration of the Executive’s continued exposure to the Confidential Information, the receipt of which are hereby acknowledged by the Executive, the Executive covenants as follows:

2.2.1 Non-Use and Non-Disclosure. Commencing on the date hereof and at all times thereafter until the date that is three years after the termination of the Executive’s employment hereunder, the Executive shall hold in the strictest confidence (except as previously approved by Parent in writing), and shall not, directly or indirectly, disclose, divulge, reveal, report, publish, transfer or otherwise communicate, or use for his own benefit or the benefit of any other person, partnership, firm, corporation or other entity, or use to the intentional detriment of Parent, any Confidential Information. The Executive acknowledges that he will in no way infringe upon any copyrights of Parent or the Company and will in no way use, copy, appropriate or redistribute any part of the Confidential Information, whether obtained directly or indirectly from Parent, other than in the course of his duties hereunder, without a specific written license agreement with Parent.

2.2.2 Trade Secrets. All trade secrets of Parent and the Company will be entitled to all of the protection and benefits under all applicable federal and state trade secrets law.

2.2.3 Ownership. The Executive hereby acknowledges and agrees that all right, title and interest in and to any Confidential Information shall be and shall remain the exclusive property of Parent. Without limiting the foregoing, the Executive shall assign to Parent, any and all right, title or interest which the Executive may have in all Confidential Information made, developed or conceived of in whole or in part by the Executive during his employment hereunder. The Executive further agrees to execute and deliver any and all instruments, and to do all other things reasonably requested by Parent (both during and after his employment hereunder) in order to vest more fully in Parent all ownership rights in such Confidential Information. All equipment, notebooks, documents, memoranda, reports, files, samples, books, correspondence, lists, other written and graphic records, and the like, in any way relating to any Confidential Information, the business of Parent or its activities, which the Executive shall prepare, use, construct, observe, process, or control (collectively, “Materials”) shall be and shall remain Parent’s exclusive property, and the Executive hereby agrees to deliver all Materials, together with any and all copies thereof, promptly to Parent upon the termination of this Agreement for any reason. The Executive further agrees that any property situated on Parent’s premises and owned by Parent, including disks and other storage media, filing cabinets or other work areas, is subject to inspection by Parent personnel at any time with or without notice.

2.2.4 Other Obligations. The Executive acknowledges that Parent or the Company, from time to time, may have agreements with other persons, entities or with the U.S. Government or agencies thereof, which impose obligations or restrictions on Parent or the Company regarding inventions made during the course of work thereunder, or regarding the confidential nature of such work. The Executive hereby agrees to be bound by all such lawful and proper obligations or restrictions applicable to him and of which he is aware, and which are not otherwise inconsistent with the provisions of this Agreement and to take all action reasonably necessary to discharge the obligations of Parent or the Company thereunder.

3. INJUNCTIVE RELIEF AND ADDITIONAL REMEDY

3.1 In General. The Executive acknowledges and agrees that Parent and the Company shall suffer irreparable harm in the event that the Executive breaches any of his obligations under Section 2 hereof, and that monetary damages shall be inadequate to compensate Parent or the Company for any such breach. Accordingly, the Executive agrees that in the event of any breach or threatened breach by the Executive of any of the provisions of Section 2 hereof, Parent or the Company shall be entitled to a temporary restraining order, preliminary injunction and permanent injunction in order to prevent or restrain any such breach or threatened breach by the Executive, or by any or all of the Executive’s agents, representatives or other persons directly or indirectly acting for, on behalf of or with the Executive, without having to prove damages.

3.2 No Limitation of Remedies. Notwithstanding the provisions set forth in Section 3.1 above, or any other provision contained in this Agreement, the parties hereby agree that no remedy conferred by any of the specific provisions of this Agreement, including, without limitation, this Section 3, is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

4. REASONABLENESS OF RESTRICTIONS

THE EMPLOYEE HAS CAREFULLY READ AND CONSIDERED THE PROVISIONS OF SECTION 2 HEREOF AND, HAVING DONE SO, HEREBY AGREES THAT THE RESTRICTIONS SET FORTH IN SUCH SECTION ARE FAIR AND REASONABLE AND ARE REASONABLY REQUIRED FOR THE PROTECTION OF THE INTERESTS OF PARENT.

5. BOARD REPRESENTATION

During the Employment Period, Parent agrees that it will use its best efforts to cause any additional stockholders of Parent to execute a voting agreement or similar arrangement for the election of Executive as a director of Parent. In the case of a Voluntary Termination in accordance with Section 1.5.1 or a termination of the Executive’s employment hereunder for Cause in accordance with Section 1.5.3 above, the Executive shall immediately resign his position as a member of the Board of Directors of Parent.

6. REPRESENTATIONS AND WARRANTIES

6.1 By the Executive. The Executive represents and warrants to Parent that (i) this Agreement is valid and binding upon and enforceable against him in accordance with its terms,

(ii) the Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect with any entity other than Parent, and (iii) the Executive is not subject to any pending or, to the Executive’s knowledge, threatened claim, action, judgment, order or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputations of Parent.

6.2 By Parent. Parent represents and warrants to the Executive that (i) this Agreement is valid and binding upon and enforceable against Parent in accordance with its terms, (ii) Parent is not bound by or subject to any contractual or other obligation that would be violated by its execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (iii) Parent is not subject to any pending, or to Parent’s knowledge, threatened claim, action, judgement, order or investigation that could adversely affect its ability to perform its obligations under this Agreement.

7. SURVIVAL OF CERTAIN RIGHTS AND OBLIGATIONS

Sections 1.5, 1.6, 2 and 6 above shall survive any termination of this Agreement and continue in full force and effect as is necessary or appropriate to enforce the covenants and agreements of the Executive and Parent in Sections 1.5, 1.6, 2 and 6. The existence of any claim or cause of action by the Executive against Parent, or by Parent or the Company against the Executive, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by Parent or the Executive, as the case may be, of the covenants and agreements of Sections 1.5, 1.6, 2 and 6 above.

8. MISCELLANEOUS

8.1 Notices. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

If to the Executive, to:

Abe Wynperle

1650 South Dixie Highway, Fourth Floor

Boca Raton, Florida 33432

Facsimile: (561) 417-0337

with copies to:

Friedman Kaplan & Seiler LLP

875 Third Avenue

New York, New York 10022

Facsimile: (212) 355-6401

Attention: Ira Freedman, Esq.

If to Parent, to:

ProFlowers, Inc.

7863 Girard Avenue

Suite 302

La Jolla, California 92037

Facsimile: (858) 454-9545

Attention: Bill Strauss

with copies to:

Brobeck, Phleger & Harrison LLP

550 West “C” Street

Suite 1300

San Diego, CA 92101

Facsimile: (619) 234-3848

Attention: Faye H. Russell, Esq.

All such notices, requests and other communications will (i) if delivered personally to the address as provided in this Section 8.1, be deemed given upon delivery, (ii) if delivered by facsimile transmission to the facsimile number as provided in this Section 8.1, be deemed given upon receipt, and (iii) if delivered by mail in the manner described above to the address as provided in this Section 8.1, be deemed given upon receipt (in each case regardless of whether such notice, request or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section). Any party from time to time may change its address, facsimile number or other information for the purpose of notices to that party by giving notice specifying such change to the other parties hereto.

8.2 Entire Agreement. This Agreement, the Merger Agreement, the Non-Competition Agreement, the Stockholders’ Agreement and the documents executed in connection with the Merger Agreement, including the exhibits thereto, supersede all prior discussions and agreements among the parties with respect to the subject matter hereof and contain the sole and entire agreement between the parties hereto with respect thereto.

8.3 Waiver. Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition. No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other team or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

8.4 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by or on behalf of each party hereto.

8.5 No Third Party Beneficiary. The terms and provisions of this Agreement are intended solely for the benefit of each party hereto, and the Executive’s heirs and executor or other administrator of the Executive’s estate, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

8.6 No Assignment; Binding Effect. This Agreement is binding upon, inures to the benefit of and is enforceable by the parties hereto and the Executive’s heirs and executor or other administrator of the Executive’s estate. Neither party shall be entitled to assign his or its right, interest or obligations under this Agreement, by operation of law or otherwise, without the prior written consent of the other.

8.7 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

8.8 Severability. Parent and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law. Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, Parent and the Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable. If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (i) such provision shall be fully severable, (ii) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (iii) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance. Noncompliance with any provision in whole or in part held to be illegal, invalid or unenforceable shall not be deemed to be a breach of this Agreement.

8.9 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles.

8.10 Arbitration. Except as otherwise provided with respect to the availability of injunctive relief in Section 3 above, the parties agree that any and all disputes that arise out of the Executive’s employment, the termination of employment, or under the terms of this Agreement, shall be resolved through final and binding arbitration. This shall include, without limitation, disputes relating to this Agreement, any disputes regarding the Executive’s employment by Parent or the termination thereof, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any federal, state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of the Executive’s employment with Parent or its termination. The only claims not covered by this Section 8.10 are claims for benefits under the workers’ compensation laws or unemployment insurance laws. Binding arbitration will be conducted in San Diego, California, in accordance with the rules and regulations of the American Arbitration Association. Each party will bear its own attorneys’ fees and expenses in connection therewith and one half of the cost of the arbitration filing and hearing fees and the cost of the arbitrator (collectively, the “Arbitration Costs”); provided, however, that the arbitrator shall have the power to order a different allocation of the Arbitration Costs if the arbitrator deems such different allocation to be warranted. The parties understand and agree that the arbitration shall be instead of any civil litigation and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.

8.11 Counterparts. This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first written above.

PROFLOWERS, INC.

ProFlowers, Inc., a Delaware corporation

By:	/s/ WILLIAM STRAUSS
Name:	William Strauss
Title:	CEO

ABE WYNPERLE

/s/ Abe Wynperle

[SIGNATURE PAGE TO THE WYNPERLE EMPLOYMENT AGREEMENT]